Exhibit 8.1

SUBSIDIARIES OF SPORTRADAR GROUP AG

The following is a list of Sportradar Group AG’s subsidiaries as of December 31, 2024.

Sportradar AG, Switzerland	99.99%
DataCentric Corporation, Philippines	100%
Sports Data AG, Switzerland	100%
Sportradar AB, Sweden	100%
Sportradar Americas Inc, USA	100%
Sportradar Solutions LLC, USA	100%
Sportradar US LLC, USA	100%
Sportradar AS, Norway	100%
Sportradar Australia Pty Ltd, Australia	100%
Sportradar Germany GmbH, Germany	100%
Sportradar GmbH, Germany	100%
Sportradar GmbH, Austria	100%
Sportradar informacijske tehnologije d.o.o., Slovenia	100%
Sportradar Latam S.A., Uruguay	100%
Sportradar Malta Limited, Malta	100%
Sportradar Managed Trading Services Limited, Gibraltar	100%
Sportradar OÜ, Estonia	100%
Sportradar Polska sp. z o.o., Poland	100%
Sportradar Singapore Pte.Ltd, Singapore	100%
Sportradar UK Ltd, UK	100%
Sportradar Virtual Gaming GmbH, Germany	100%
Sportradar SA (PTY) Ltd, South Africa	100%
Sportradar Media Services GmbH, Austria	100%
NSoft d.o.o, Bosnia and Herzegovina	70%
NSoft Solutions d.o.o, Croatia	70%
NSoft LTD, Malta	70%
Stark Solutions d.o.o, Bosnia and Herzegovina	70%
Optima Information Services S.L.U., Spain	100%
Optima BEG d.o.o. Beograd, Serbia	100%
Sportradar B.V., The Netherlands	100%
Sportradar Data Technologies India LLP, India	100%
Atrium Sports, Inc. , USA	100%
Synergy Sports Technology LLC , USA	100%
Keemotion Group Inc., USA	100%
Synergy Sports, SRL, Belgium	100%
Keemotion LLC, USA	100%
Sportradar Slovakia s.r.o, Slovakia.	100%
Sportradar Jersey Holding Ltd, UK	100%
Sportradar Management Ltd, UK	100%
Fresh Eight Ltd., UK	100%
Sportradar Capital S.à.r.l., Luxembourg	100%
Vaix Ltd., UK	100%
Vaix Greece IKE, Greece	100%
Sportradar Cyprus Ltd, Cyprus	100%
Sportradar Brazil Ltda, Brazil	100%
Sportradar Canada Ltd, Canada	100%